Exhibit 10.2

AIRCRAFT PURCHASE AGREEMENT

between

ServiceMaster Acceptance Corporation

as Seller,

and

Fulgent Genetics, Inc.

as Purchaser,

involving that certain Cessna Aircraft Company,

model 680 aircraft, bearing manufacturer Serial Number 680-0255 and United States Registration Number N860SM

AIRCRAFT PURCHASE AGREEMENT

This AIRCRAFT PURCHASE AGREEMENT dated as of August 18, 2020 (this “Agreement”), is by and between ServiceMaster Acceptance Corporation, a corporation organized and existing under the laws of Tennesee (“Seller”) and Fulgent Genetics Inc. [or Genetics, Inc.], a limited liability company organized and existing under the laws of California (“Purchaser”), and consented to and joined by Insured Aircraft Title Service, LLC, (“Escrow Agent”).

WHEREAS, Seller is the owner of the Aircraft specified below;

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Aircraft pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Purchase and Sale of the Aircraft. Pursuant to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the time of Closing (as defined below), the Aircraft consisting of the following components (collectively, the “Aircraft”):

1.1Airframe: Cessna Aircraft Company, model 680 (marketing designation Sovereign) aircraft, bearing manufacturer's Serial Number 680-0255 and United States Registration Number N860SM;

1.2Engines: Two (2) Pratt & Whitney Canada, model PW306C engines, bearing manufacturer’s Serial Numbers PCE-CG0518 and PCE-CG0519;

1.3APU: One (1) Honeywell model RE100(CS) auxiliary power unit, bearing manufacturer's serial number P-449;

1.4Parts: All avionics, appliances, parts, instruments, accessions, accessories, installed therein or thereon and/or described in Schedule 1 attached hereto in all material respects, and with all furnishings or loose equipment associated with any of the foregoing in Seller’s possession or control; and

1.5Aircraft Documents: All original historical records (in the English language), which shall include all manuals and maintenance records pertaining to the Airframe, the Engines and APU that are in Seller’s possession but exclude all confidential flight records.

2.Purchase Price; Escrow Agent; Deposit.

2.1The price to be paid by Purchaser to Seller for the Aircraft is the amount of Five Million Four Hundred Twenty-Five Thousand Eight Hundred Eighty-Eight United States Dollars (US$5,425,888.00) (the “Purchase Price”).

2.2Appointment of Escrow Agent.  By execution and delivery of this Agreement, Seller and Purchaser hereby appoint Insured Aircraft Title Service, LLC at 21 East Main, Suite 100, Oklahoma City, OK 73104 (“Escrow Agent”) to hold and disburse funds, including, but not limited to, the Deposit (as defined below) and documents contemplated hereby, in trust, pending Closing (defined in Article 5 hereof). Purchaser and Seller shall each pay 50% of the costs of Escrow Agent for serving as the escrow agent hereunder.

2.3Payment of Deposit.  Seller acknowledges that prior to the execution and delivery of this Agreement, Purchaser deposited with Escrow Agent the amount of Three Hundred Thousand United States Dollars (US$300,000.00) (the “Deposit”). The Deposit shall be held hereunder by Escrow Agent and shall be applied towards the Purchase Price at Closing or otherwise disbursed in accordance with the provisions of this Agreement.

2.4Business Day.  For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or U.S. federal holiday.

3.Delivery Condition; Visual Inspection; Seller Maintenance; Inspection; Acceptance or Rejection.

3.1Condition. At Closing, the Aircraft shall meet or satisfy the following conditions (the “Delivery Condition”):

3.1.1

Free and clear of all mortgages, claims liens, charges, leases, international interests, rights of others, security interests or other encumbrances of any kind, excluding any liens or encumbrances created by, through or under Purchaser (collectively, “Liens”);

3.1.2	In an airworthy condition, with a valid United States Certificate of Airworthiness;
3.1.3	With no damage or damage history:
3.1.4	With no corrosion outside of the manufacturer’s in-service limits;
3.1.5	Current on the manufacturer’s recommended maintenance program, with all calendar, cycle and hourly inspections current through Closing;
3.1.6	With all systems functioning in accordance with the manufacturers’ specifications and tolerances;
3.1.7	With all Airworthiness Directives and manufacturer’s Mandatory Service Bulletins that have been issued with respect to the Aircraft which require compliance on or before the Closing complied with;
3.1.8	With all Aircraft Documents original and complete, accurate, continuous, and up-to-date as of the Closing; and

3.1.9	Enrolled and current on Pratt & Whitney ESP Gold as it relates to the Engines, enrolled and current on Honeywell MSP as it relates to the APU, enrolled on CESCOM (together the “Service Contracts”).

3.2Visual Inspection. As soon as practical following the execution of this Agreement Purchaser shall have the right to conduct a visual inspection of the Aircraft and its records (the “Visual Inspection”) at the Textron Service Center (formerly known as Wichita Service Center), located in Wichita, KS (the “Inspection Facility”). Immediately upon completion of the Visual Inspection, Purchaser shall provide Seller with written notice of Purchaser’s intent to either proceed or not to proceed with the acquisition of the Aircraft.  If Purchaser elects not to proceed with the acquisition of the Aircraft, this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser and thereafter neither party shall have any further obligation to the other hereunder (provided each party shall be responsible for their respective costs and expenses as contemplated herein).  If Purchaser elects to proceed with the acquisition of the Aircraft, Purchaser shall have the right to perform the Inspection in accordance with Section 3.3 below.

3.3Seller Maintenance and Inspection. Provided Purchaser elects to proceed with the acquisition of the Aircraft, Purchaser shall be permitted to observe the inspections and maintenance that are currently underway at the Inspection Facility (the “Maintenance Inspection”), or the results thereof, for the purpose of verifying that the Aircraft meets the Delivery Condition. Concurrently with the Maintenance Inspection, Purchaser shall have the right to perform a pre-purchase inspection of the Aircraft and the Aircraft Documents, consisting of those inspections listed on Exhibit E attached hereto (the “Inspection”).  Purchaser shall be responsible for the cost of the Inspection which shall be pre-paid to the Inspection Facility prior to commencement.  Seller shall be responsible for the cost of the Maintenance Inspection and for the cost to correct all airworthiness discrepancies identified by the Inspection Facility during the Maintenance Inspection and Inspection required to be corrected by the Inspection Facility to approve the Aircraft for return to service and to conform to the Delivery Condition (the “Discrepancies”).   For the sake of clarity, the term Discrepancies shall not refer to any discrepancy that is only of a cosmetic nature.

3.4Acceptance or Rejection of the Aircraft.  Not later than two (2) Business Days after the completion of the Maintenance Inspection and Inspection, Purchaser shall: (i) accept the Aircraft in its “as is” condition; (ii) accept the Aircraft, subject to Seller’s correction of Discrepancies; or (iii) reject the Aircraft, in each case, by executing and delivering to Seller the Post-Inspection Notice in the form of Exhibit D attached hereto (the “Post-Inspection Notice”).  If Purchaser rejects the Aircraft, Escrow Agent shall return the Deposit less any unpaid costs of the Inspection to Purchaser whereupon this Agreement shall terminate and thereafter neither party shall have any further obligation to the other hereunder (provided each party shall be responsible for their respective costs and expenses as contemplated herein). If Purchaser accepts the technical condition of the Aircraft, the Deposit shall become and remain non-refundable to Purchaser except as otherwise expressly provided for in this Agreement.  If Purchaser does not deliver a completed Post-Inspection Notice to Seller within the aforementioned two (2) Business Day period, Purchaser shall be deemed to have rejected the Aircraft.

3.5Post-Inspection Test Flight.  As soon as practical following the correction of Discrepancies, Purchaser, at Purchaser’s expense, shall have the opportunity to conduct a Post-

Inspection test flight of the Aircraft, not to exceed two (2) hours in duration (the “Post-Inspection Test Flight”).  Seller’s flight crew shall maintain command and control of the Aircraft during the Post Inspection Test Flight.  If, in the course of the Post-Inspection Test Flight, any Discrepancies are noted, in writing, by the Inspection Facility, then such items shall be corrected by Seller in accordance with this Agreement, at Seller’s expense, prior to Closing.  Purchaser shall reimburse Seller for the costs incurred by Seller for conducting the Post-Inspection Test Flight (charged at a rate of fuel consumed, landing fees, hourly Service Contracts fees, pilot day rates and reasonable out of pocket travel expenses of the pilots (the "Reimbursed Cost")).

4.Pre-Closing.

4.1Cape Town Convention. Prior to Closing, Seller and Purchaser shall be registered and have received approval as a “transacting user entity” and shall have nominated Escrow Agent as its “professional user entity” in accordance with the Convention on International Interests in Mobile Equipment and Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted in Cape Town, South Africa on November 16, 2001 (the “Cape Town Convention”).

4.2Seller Responsibilities.  Prior to Closing, Seller shall deliver to the Escrow Agent (i) an undated United States Federal Aviation Administration (“FAA”) Bill of Sale Form 8050-2 in the form of Exhibit B attached hereto signed (but not dated); (ii) an undated Warranty Bill of Sale for the Aircraft in the form of Exhibit A attached hereto signed (but not dated); (iii) wiring instructions for the Purchase Price; and (iv) all documents required to release any Liens, if any, filed against the Aircraft, excluding any Liens created by, through or under Purchaser, each to be held in escrow.

4.3Purchaser Responsibilities. Prior to Closing, Purchaser shall (i) deposit with Escrow Agent the sum of the balance of the Purchase Price, plus 50% of Escrow Agent’s fees, and any other amounts Purchaser is required to pay in accordance with this Agreement; (ii) deliver to Escrow Agent a duly completed and executed, but undated, FAA Aircraft Registration Application on FAA Form 8050-1 (the “FAA Registration Application”) for the Aircraft in Purchaser’s name; (iii) deliver to Escrow Agent an executed, but undated, Receipt for the Aircraft in the form of Exhibit C attached hereto (the “Receipt”).

4.4Escrow Agent.  Prior to Closing, Escrow Agent shall advise the parties when each party has performed its respective obligations in accordance with this Section 4.

5.Closing. For purposes of this Agreement, the events set forth in Section 5.2 and 5.3, which shall be deemed to occur simultaneously, will constitute “Closing” of the purchase and sale of the Aircraft in accordance with this Agreement.

5.1Time of Closing.  The Closing shall occur the earlier of (A) within three (3) Business Days following completion of the Maintenance Inspection, Inspection, Post-Inspection Test Flight and correction of Discrepancies as evidenced by the appropriate log book entries made by the Inspection Facility; or (B) within three (3) Business Days after Purchaser executes and delivers to Seller the Post Inspection Notice indicating Purchaser’s acceptance of the Aircraft in accordance with Section 3.4(i) (the "Closing Date").

5.2Seller. At the time of the Closing, Seller shall deliver to Purchaser physical possession of the Aircraft at Hillsboro, Oregon (the “Delivery Location”), and Purchaser shall accept the Aircraft from Seller at the Delivery Location.  Purchaser shall be responsible for the Reimbursed Cost incurred by Seller to position the Aircraft to the Delivery Location.  Purchaser shall not be permitted to assert the existence of any discrepancy of any kind arising during the repositioning flight of the Aircraft (except to the extent such discrepancy arises from Seller’s gross negligence or willful misconduct) from the Inspection Facility to the Delivery Location.

5.3Escrow Agent. At the time of the Closing, and subject to receipt by Escrow Agent or express authorization from each of Purchaser and Seller to commence the Closing, Escrow Agent shall confirm that each party is registered as a transacting user entity on the International Registry, and has appointed Escrow Agent as its professional user entity; and shall thereafter (i) disburse that portion of the Purchase Price, if any, necessary to secure the release and termination of any Liens, as instructed in writing by Seller; (ii) disburse to the order of Seller, or its designee, the Purchase Price (reduced by any amount disbursed by the Escrow Agent pursuant to Section 5.3(i) above); (iii) retain Purchaser’s 50% share of Escrow Agent’s fees required to be deposited by Purchaser with Escrow Agent hereunder, and retain from the Purchase Price Seller’s 50% share of Escrow Agent’s fees hereunder; (iv) date and file any applicable Lien releases, the FAA Bill of Sale and the FAA Registration Application; (v) date and deliver the Warranty Bill of Sale to Purchaser; (vi) date and deliver the Receipt to Seller; (vii) register the sale of the Aircraft as a “sale” upon the International Registry established under the Cape Town Convention; and (viii) deliver to the parties a filing memorandum confirming the date and time of Escrow Agent’s filing of the foregoing documents with the FAA and the International Registry in accordance with its standard and customary practices.

5.4Force Majeure.  The term “Force Majeure” means any cause beyond a party's reasonable control that prevents a party from meeting its obligations under this Agreement, including, but not limited to, acts of God or the public enemy, acts of terrorism, war or other outbreak of hostilities, civil commotion, strikes, lockouts, labor disputes, and the inability to source parts or labor. A party shall promptly notify the other party that it will be unable to perform its obligations hereunder due to a Force Majeure. In such event, the time for such party's performance shall be extended for the pendency of such event, provided, however, that should such non-performance extend beyond thirty (30) days, the unaffected party may at its option terminate this Agreement upon written notice to the other party. In such event, the Deposit, and any other funds placed in escrow by Purchaser, shall be refunded by the Escrow Agent to Purchaser (provided each party shall be responsible for their respective costs and expenses as contemplated herein), after which this Agreement shall terminate and be of no further force or effect and neither party shall have any further rights or obligations to the other with respect to the subject matter hereof.  The provisions of this Section shall not apply to Purchaser’s failure or refusal to make any payments as or when due hereunder unless such failure or refusal is due to a shutdown of the entire banking system in the United States.

5.5Risk of Loss or Damage. If the Aircraft is lost or suffers material non-aesthetic damage of any kind, after Purchaser’s preliminary acceptance of the Aircraft under Section 3.4 hereof and prior to Closing, Purchaser may terminate this Agreement by giving written notice thereof to Seller and Escrow Agent, in which event Escrow Agent, upon written notice from Seller and Purchaser, shall return the Deposit to Purchaser.

5.6Simultaneous Actions.  The parties intend that each of the foregoing actions shall be deemed to have occurred simultaneously and that each is interdependent with all of the others.  Once the Closing process described in this Section 5 has begun, it shall be irrevocable, and no one shall have any right to demand or comply with any demand that the process be stopped prior to completion of each of the foregoing steps.

6.Warranties and Disclaimers.

6.1Seller hereby represents and warrants as follows:

(i)Seller owns, and will convey to Purchaser at Closing, good and marketable title to the Aircraft, free and clear of any and all Liens of any kind or nature whatsoever except for Liens arising by, through or under Purchaser.

(ii)Seller has the power to enter into and perform this Agreement, the execution and delivery of which has been duly authorized by all necessary legal action.

(iii)This Agreement constitutes valid and binding obligations of Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy or insolvency laws or the rights of creditors generally.

(iv)No suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation is pending or, to Seller’s knowledge, threatened against or affecting it or Seller’s business or properties, its financial or other condition, or the transactions contemplated under this Agreement.

(v)No consent or approval of any other person or governmental authority is necessary for this Agreement to be effective against Seller.

(vi)Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated thereby would constitute a default or violation of Seller’s charter documents, or any license, lease, franchise, mortgage, instrument, or other agreement to which Seller is a party.

6.2	Purchaser hereby represents and warrants and agrees as follows:

(i)Purchaser has the power to enter into and perform this Agreement, the execution and delivery of which has been duly authorized by all necessary legal action.

(ii)This Agreement constitutes valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy or insolvency laws or the rights of creditors generally.

(iii)No suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation is pending or threatened against or affecting Purchaser, its business or properties, its financial or other condition, or the transactions contemplated under this Agreement.

(iv)No consent or approval of any other person or governmental authority is necessary for this Agreement to be effective against Purchaser.

(v)Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated thereby would constitute a default or violation of Purchaser’s charter documents, or any license, lease, franchise, mortgage, instrument, or other agreement to which Purchaser is a party.

6.3Disclaimer.

(i)PURCHASER ACKNOWLEDGES THAT THE AIRCRAFT IS BEING SOLD AND DELIVERED TO PURCHASER IN AN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND THAT ALL DELIVERY CONDITIONS SPECIFIED IN THIS AGREEMENT SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT AS OF THE CLOSING. EXCEPT WITH RESPECT TO THE WARRANTY OF TITLE AND THE REPRESENTATIONS OF SELLER SET FORTH IN SECTION 6.1, SELLER DOES NOT MAKE, GIVE, OR EXTEND, AND PURCHASER HEREBY DISCLAIMS AND RENOUNCES, ANY AND ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, WHETHER ARISING IN LAW, IN EQUITY, IN CONTRACT, OR IN TORT, AND INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, AIRWORTHINESS, DESIGN, CONDITION, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. PURCHASER HEREBY CONFIRMS THAT PURCHASER IS NOT RELYING UPON ANY OTHER REPRESENTATION, STATEMENT OR OTHER ASSERTION WITH RESPECT TO THE AIRCRAFT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY DEFECTS, EITHER PATENT OR LATENT (WHETHER OR NOT DISCOVERABLE BY PURCHASER OR SELLER), IN THE AIRCRAFT OR ANY PART THEREOF, OR FOR ANY DIRECT OR INDIRECT INJURY TO PERSONS OR DAMAGE TO PROPERTY RESULTING THEREFROM, AND PURCHASER ACKNOWLEDGES THAT WHEN PURCHASER SIGNS THE RECEIPT, PURCHASER HAS IRREVOCABLY ACCEPTED THE AIRCRAFT IN ITS THEN PRESENT STATE AND CONDITION.  IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY (INCLUDING, BUT NOT LIMITED TO, LIABILITY IN TORT OR CONTRACT AND WHETHER OR NOT ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OF THE FIRST PARTY, BUT NOT PROXIMATELY CAUSED BY GROSS NEGLIGENCE OR FRAUD) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES RELATING TO ECONOMIC LOSS (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS), OR ANY OTHER DAMAGES OF ANY KIND ARISING OUT OF, OR IN ANY MANNER RELATED TO, THE MANUFACTURE, SALE, LEASE, OPERATION, MAINTENANCE, USE, OR LOSS OF USE OF THE AIRCRAFT OR ANY INTERRUPTION IN BUSINESS DUE TO THE INABILITY TO USE OR OPERATE THE AIRCRAFT FOR ANY REASON WHATSOEVER.

(ii)The parties acknowledge that this Section 6.3 has been the subject of full discussions and negotiation.  Purchaser further acknowledges that the Purchase Price takes into account all of the terms of this Section 6.3 and that provisions similar to or to the same effect as those contained in this Section are normal in transactions of this type.  The obligations under this Section 6.3 shall survive the conveyance of title to the Aircraft to Purchaser.

7.Taxes.

7.1Taxes Defined.  For purposes of this Agreement, “Taxes” means taxes of any kind (including without limitation, sales, use, transfer, documentary, turnover, value added, personal property (tangible and intangible), ad valorem, excise and stamp taxes, however described), duties fees, (including without limitation, license, deregistration and recording fees and assessments) charges, levies, imposts, withholdings, or other charges of any nature (but excluding taxes on income or gain realized by Seller on the sale of the Aircraft), together with any penalties, fines, surcharges or interest thereon and attorneys’ fees relating thereto.

7.2Seller Taxes.  Seller shall be solely responsible for and shall indemnify and hold Purchaser harmless from any and all Taxes of any jurisdiction imposed on or in connection with the ownership, operation, importation or exportation of the Aircraft that were imposed or regard the time period up to, but not including, the time of Closing under this Agreement.

7.3Purchaser Taxes.  Purchaser shall be solely responsible for and shall indemnify and hold Seller harmless from any and all Taxes of any jurisdiction imposed on or in connection with the ownership, operation, importation or exportation of the Aircraft that are imposed or regard the time period from and including the time of Closing under this Agreement, including any applicable sales or transfer taxes on the sale or purchase of the Aircraft hereunder.

7.4Exemption Certificate.  Prior to Closing hereunder, and notwithstanding any provision to the contrary herein contained, Purchaser shall provide evidence that Taxes have been paid, or Purchaser shall duly complete, execute and deliver to Seller any certificate, affidavit or other document as may be needed to support any exemption, exception, or exclusion from any and all Taxes that may be claimed or relied upon by Purchaser with respect to the subject transaction.

8.Assignment of Warranties: Service Contracts.

8.1Seller hereby assigns and transfers effective at Closing, to the extent assignable or transferable, or shall otherwise make available, to Purchaser, after Closing, in each case at Purchaser’s sole cost, such rights as Seller may have under any warranty or otherwise with respect to the Aircraft (or any part thereof) made by the manufacturer of the Aircraft (or any part thereof) or by any subcontractor or supplier of such manufacturer, as the case may be, or made by a repair station or supplier in respect to repair or overhaul of the Aircraft (or any part thereof), to the extent that the same exists in favor of Seller and is capable of being assigned, transferred or otherwise made available (collectively, the “Manufacturer Warranties”). Seller hereby authorizes Purchaser, after Closing and at Purchaser’s sole cost, to pursue enforcement of any Manufacturer Warranties in the name of Seller, as appropriate, so long as doing so does not impose any additional costs, liabilities or obligations on Seller, to the extent that such Manufacturer Warranties are not assignable but are in effect at Closing.

8.2Seller hereby assigns and transfers effective at Closing, to the extent assignable or transferable, or shall otherwise make available, to Purchaser, after Closing, in each case at Purchaser’s sole cost, such rights as Seller may have with respect to the Service Contracts, fully paid through Closing, provided Purchaser shall be responsible for any transfer or other fees imposed by the service providers in connection therewith.

9.Default; Termination.

9.1A “Purchaser Default” shall occur if (i) all of the conditions precedent to Purchaser’s obligation to purchase the Aircraft have been satisfied and Purchaser fails to accept delivery of and pay for the Aircraft on the Closing Date; or (ii) Seller is in compliance with the terms of this Agreement and Purchaser fails to perform any of its other obligations under this Agreement in accordance with the terms hereof.  Upon the occurrence of a Purchaser Default, Seller’s sole and exclusive remedy shall be the right to terminate this Agreement on two (2) Business Days’ written notice to Purchaser and the Escrow Agent.  If the Purchaser Default has not been cured by the end of that two (2) Business Day period, then upon written notice from Seller: (A) the Escrow Agent shall immediately upon receipt of notice from Seller, pay the Deposit to Seller as liquidated damages and not as a penalty, Purchaser and Seller hereby agreeing that the actual damages, if any, suffered by Seller would be speculative and difficult to ascertain and that the amount set forth above represents their good faith estimate of such actual damages; (B) Purchaser shall pay any unpaid amounts due from Purchaser to the Inspection Facility; and (C) thereafter, this Agreement shall terminate.

9.2A “Seller Default” shall occur if (i) all of the conditions precedent to Seller’s obligation to sell the Aircraft have been satisfied and Seller fails to make the Aircraft available for delivery in conformity with the requirements, terms and conditions of this Agreement on the Closing Date; or (ii) Purchaser is in compliance with the terms of this Agreement and Seller fails to perform any of its other obligations under this Agreement in accordance with the terms hereof.  Upon the occurrence of a Seller Default, Purchaser’s sole and exclusive remedy shall be the right to terminate this Agreement on two (2) Business Days’ written notice to Seller and the Escrow Agent.  If the Seller Default has not been cured by the end of that two (2) Business Day period, then upon written notice to the Escrow Agent: (A) the Escrow Agent shall promptly refund the Deposit and any amounts paid by Purchaser to the Escrow Agent in respect of the Purchase Price to Purchaser; (B) Seller shall reimburse Purchaser on demand for all documented out of pocket expenses incurred by Purchaser in connection with Purchaser’s cost of the Inspection and Reimbursement Cost previously paid by Purchaser; and (C) thereafter, this Agreement shall terminate.

9.3In no event will either party be liable for loss of profits or any indirect, special, incidental, consequential, exemplary or punitive damages, however caused, even if such party has been advised of the possibility of such damages.

10General Provisions.

10.1Execution and Delivery. This Agreement is effective only when signed and delivered by all parties.  This Agreement (including all exhibits hereto) may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument, even though all parties may not have executed the same counterpart.

10.2Integration. This Agreement (including any attached schedules or exhibits) constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, communications or agreements, oral or written, express or implied, between or of the parties with respect to the subject matter hereof.  No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

10.3Amendment, Waiver. The parties may not amend or modify this Agreement, except in a writing that identifies itself as an amendment to this Agreement executed by both parties. No provision in this Agreement may be waived, except pursuant to a writing executed by the party against whom the waiver is sought to be enforced. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

10.4Assignment.  Prior to Closing, Purchaser shall have the right to assign all of its rights, title, interest and obligations under this Agreement, upon prior notice to Seller, to a commercial lender providing financing for Purchaser’s acquisition of the Aircraft, or to an existing or newly formed entity controlled, or under common control with Purchaser or one or more of Purchaser’s members by executing an appropriate three party assignment and by providing Seller and Escrow Agent with a copy of such assignment under which Purchaser’s designee accepts such assignment and assumes and agrees to perform each of Purchaser’s obligations under this Agreement, provided, further, Purchaser shall remain liable to Seller in the event of non-performance by such assignee.

10.5Further Assurances. Each party and its officers and directors shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions that this Agreement contemplates. If at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party and its officers and directors shall use all commercially reasonable efforts to take, or cause to be taken, all such action.

10.6Construction. Each party and its counsel have participated fully in the negotiation and review of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party does not apply in interpreting this Agreement. Section and paragraph headings used in this Agreement are for convenient reference only and are not intended to affect the interpretation of this Agreement.

10.7Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.  Each Party irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts sitting in the State of Oklahoma; (b) consents to the jurisdiction of, and court rules in any such court; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, or in such other manner as may be provided under applicable laws or court rules of any such court.

10.8Confidentiality. Each of Seller and Purchaser shall treat this Agreement and the terms hereof as confidential and shall not, without the prior written consent of the other party, disclose the terms hereof to any other person, except to (i) its counsel and accountants or other agents or professional advisers in connection with or relating to the transactions contemplated by this Agreement, (ii) any governmental agency or instrumentality or other supervising body requesting such disclosure, (iii) any person as may be required by any government regulation or order, law, statute, rule, decree, subpoena or court order, and (iv) its directors, officers, and employees.

10.9Notices. All notices, requests or other communications hereunder shall be in writing and delivered in person, by email or internationally recognized courier for overnight delivery, and shall be sent to the address set forth below.

If to Seller:

ServiceMaster Acceptance Corporation

150 Peabody Place SMAC-0001

Memphis, TN 38103

Attn: Jim Summerville

Email:james.summerville@servicemaster.com, Sourcing@servicemaster.com

With a copy to: Legal @servicemaster.com

If to Purchaser:

Fulgent Genetics Inc.

Attn:

Email:

If to Escrow Agent:

Insured Aircraft Title Service, LLC

21 East Main, Suite 100

Oklahoma City, OK 73104

Attn: Kirk Woford

Facsimile: 405-681-9299

Email: kwoford@insuredaircraft.com

Such notice or other communication will be effective on delivery. Any notice given by email will be deemed delivered on the next Business Day if it is delivered after 5:00 p.m. (recipient’s time) or on a non-Business Day. Any party may change its address or email address by giving the other party notice of the change in any manner permitted by this Agreement.

10.10Expenses. Each party shall bear its own legal and other expenses with respect to the transactions contemplated by this Agreement; provided, however, the parties shall each pay one-half of the expenses of Escrow Agent. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.  The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

10.11Broker Fees and Expenses. Each party represents and warrants that it has not made any agreement for commissions, consulting fees, brokerage fees, agency fees or similar fees to be paid in connection with the sale or purchase of the Aircraft hereunder that would become the obligation of the other party.  Seller agrees to pay the fees and expenses of Avpro, Inc. and Golden Eagle Aviation Group Inc., in connection with the transactions contemplated by this Agreement in accordance with the terms and conditions of a separate agreement between Seller and Golden Eagle Aviation Group Inc.  Each party shall be responsible for and shall indemnify and hold harmless the other from and against any and all claims, demands, liabilities, damages, losses and judgments (including legal fees and all expenses) arising out of its own actions or negotiations (or alleged actions or negotiations) with any consultant, agent or broker.

10.12Severability.  If any provision of this Agreement conflicts with any law or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall not invalidate any other provision of this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser, each pursuant to due authority, have each caused this Agreement to be duly executed as of the day and year first above written.

Seller:

ServiceMaster Acceptance Corporation

By: /s/ Jim R. Summerville

Name: Jim R. Summerville

Title: SVP, Supply Chain

Purchaser:

Fulgent Genetics Inc.

By: /s/ Jian Xie

Name: Jian Xie

Title: Chief Operating Officer